UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CARDIAC SCIENCE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2009

Dear Stockholders:

I am pleased to invite you to the Annual Meeting of Stockholders of Cardiac Science Corporation. The meeting will be held at 10:00 a.m. local time on May 21, 2009 at Cardiac Science’s offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The accompanying Notice of Annual Meeting and Proxy Statement describe the proposals to be considered at the meeting.

Under the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, Cardiac Science has elected to use the Internet as the principal means of delivering our proxy materials to our stockholders. On April 9, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2009 Annual Meeting of Stockholders and our 2008 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you can join us on May 21, 2009. Whether or not you can attend the meeting, your vote is important. Please read the enclosed proxy statement. When you have done so, please vote and submit your proxy by the Internet, telephone or mail in order to ensure your representation at the meeting and the presence of a quorum. If you attend the meeting you will, or course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

TO THE STOCKHOLDERS OF CARDIAC SCIENCE CORPORATION,

On Thursday, May 21, 2009, we will hold our Annual Meeting of Stockholders at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1. Elect two Class I directors nominated by the board of directors to serve until the 2012 Annual Meeting of Stockholders; and

2. Consider other matters properly presented at the meeting.

Our board of directors recommends a vote For Item 1. You are entitled to vote at the annual meeting only if you were a stockholder of record at the close of business on March 30, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2009. Our proxy statement is attached. Financial and other information concerning the Company is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2008. This proxy statement and our fiscal 2008 Annual Report to Stockholders are available on our web site at http://www.cardiacscience.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

Registered holders may vote:

1. By Internet: go to www.proxyvote.com;

2. By toll-free telephone: call 1-800-690-6903; or

3. By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

Bothell, Washington
April 9, 2009

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please vote your shares by the Internet, telephone or mail as promptly as possible to ensure your representation at the meeting and the presence of a quorum. A return envelope (which is postage prepaid if mailed in the United States), if printed copies of the proxy materials were requested, is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

PROXY STATEMENT CONTENTS

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

ANNUAL MEETING INFORMATION

The accompanying proxy is solicited on behalf of the board of directors of Cardiac Science Corporation (“The Company”), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2009 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The proxy statement and accompanying proxy card are first being provided on or about April 9, 2009 to the stockholders of record who owned shares of our common stock as of March 30, 2009.

Under the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, Cardiac Science Corporation has elected to use the Internet as the principal means of delivering our proxy materials to our stockholders. On April 9, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2009 Annual Meeting of Stockholders and our 2008 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Who is entitled to vote?

Only holders of record of common stock at the close of business on March 30, 2009 may vote at the annual meeting. We had approximately 23,131,275 shares of common stock outstanding on that date.

What is a quorum?

The required quorum is a majority of the shares issued and outstanding on the record date. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. There must be a quorum for the meeting to be held.

What matters are being presented at the annual meeting?

You are being asked to elect two directors to our board of directors nominated by the board to serve until the 2012 Annual Meeting of Stockholders. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

How many votes are required to elect a director?

If a quorum is present at the annual meeting, the two candidates receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, abstentions or withhold votes have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

How many votes do I have?

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How may I cast my vote?

Registered stockholders can vote in person, by telephone, by the Internet or by mail, as described below. If you are a beneficial stockholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered stockholders may cast their vote by:

(1) Attending and voting in person at the annual meeting;

(2) Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3) Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4) Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

How will my shares be voted?

All shares represented by properly executed proxies will be voted in accordance with the directions set forth on the proxy. If you do not give any direction, your shares will be voted For all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the proxy gives discretionary authority to the persons named in the proxy to vote the shares.

How are proxies solicited for the annual meeting and who is paying the expenses for solicitation of proxies?

We will bear the cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the form of proxy, and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies may be made by mail, telephone, telegram, the Internet, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services. We may engage a proxy soliciting service to assist us in the solicitation of proxies.

Who counts the votes?

Broadridge Financial Solutions, Inc., the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Can brokers vote on the proposals?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Brokers will have discretion to vote on the proposal relating to the election of directors.

Can I revoke my proxy?

Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL:

ELECTION OF DIRECTORS

Our bylaws provide for a board of directors that consists of a number of directors as determined by the board, except that the board shall not have fewer than three members. The maximum size of the board is currently set at nine. Directors serve three year terms, and are divided into three classes. Each year at the annual meeting, the directors of a given class are nominated for re-election to continue service.

Our board of directors is presently composed of seven members. The current directors whose term of office expires in 2009 (Class I) are Christopher J. Davis and Timothy C. Mickelson. Proxies solicited for this annual meeting will not be voted for more than the two nominees listed above.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.

Nominees for election to a three-year term expiring at the 2012 Annual Meeting

Christopher Davis, age 57, has served as one of our directors since November 2008. Mr. Davis has been a Senior Managing Director, Chief Operating Officer, and Chief Financial Officer of Perseus LLC (a private equity fund management company) since April 2007. Prior to joining Perseus, Mr. Davis spent six years at Safeguard Scientifics, Inc. (a publicly traded holding company of growth-stage technology and life sciences businesses), where he held various positions, including Executive Vice President, Chief Administrative & Financial Officer and Vice President-Strategic Planning. Mr. Davis is a Certified Public Accountant. Mr. Davis received his Masters in Business Administration and a Bachelor of Business Administration degree from Temple University. Pursuant to a senior note and warrant conversion agreement between the Company and Perseus, LLC, entered into in connection with the 2005 merger of Cardiac Science, Inc. and Quinton Cardiology Systems, Inc., entities affiliated with Perseus, as long as such entities continue to beneficially own at least ten percent of the Company’s outstanding capital stock, have the collective right to designate one director for election to the Company’s board of directors. Mr. Davis has been nominated in accordance with this agreement.

Timothy C. Mickelson, Ph.D., age 60, has served as one of our directors since November 2006. From April 2003 until his retirement in May 2005, Dr. Mickelson was an Executive Vice President of Philips Medical Systems, a medical device manufacturer, and Chief Executive Officer of its Global Customer Service business. Dr. Mickelson served as the Chief Executive Officer of Philips Medical’s Ultrasound business from October 1998 until April 2003. From December 1988 until December 1997, Dr. Mickelson held various positions at Marquette Medical Systems, including Vice President of its Patient Monitoring Division, President of Corometrics Medical Systems, and President of Marquette Medical Systems from August 1995 until December 1997. Dr. Mickelson holds a Ph.D. in Physiology from Ohio University, an M.S. from Thayer School of Engineering (Dartmouth College), and a B.S. in Electrical Engineering from the University of Wisconsin.

The board of directors recommends a vote in favor of each nominee.

Directors continuing in office until the 2010 Annual Meeting

Jue-Hsien Chern, Ph.D., age 54, has served as one of our directors since September 2005. Mr. Chern previously served as a director of Quinton from March 2003 to August 2005. Since February 2009, Mr. Chern has served as Vice President of ATopTech, Inc., a provider of electronic design tools. From January 2000 to

November 2008, Mr. Chern served as Vice President and General Manager of the D.S.M. division of Mentor Graphics, Inc., a leading provider of electronic design automation products and services. From 1998 to 1999, Dr. Chern served as head of the D.S.M. business unit of Avant! Corporation, a provider of electronic design automation products. Dr. Chern received his Ph.D. in Civil Engineering from State University of New York at Buffalo and a M.S. and B.S. in Civil Engineering from National Taiwan University.

Raymond W. Cohen, age 50, served as one of our directors since February 2005, our President and Secretary from our inception in February 2005 until September 2005 and as Chairman from August 2005 to November 2006. Mr. Cohen currently serves as Chief Executive Officer and a director of Symphony Medical, Inc., a venture capital backed company developing therapies to treat heart failure and cardiac abnormalities since May 2006. Mr. Cohen also currently serves as a director of Cardiogenesis, Inc., a publicly traded manufacturer of transmyocardial laser technology used in cardiac surgery, BioLife Solutions, Inc., a publicly traded manufacturer of cryopreservation products used for human cell and tissue preservation, BioGenex, Inc., a privately-held manufacturer of diagnostic laboratory instruments for cellular and molecular pathology and Syncroness, Inc., a privately-held contract engineering and product development firm. Mr. Cohen was the President and Chief Executive Officer for Cardiac Science, Inc., (“CSI”) one of our predecessor companies, and a member of its board of directors from January 1997 to August 2005. In addition, Mr. Cohen served as Chairman and Chief Executive Officer of CSI from September 2003 to August 2005. Prior to joining CSI in 1997, Mr. Cohen was President of Diagnostic Monitoring, a privately-held manufacturer and international distributor of non-invasive cardiac monitoring devices which was acquired by CSI in January 1997. From 1982 to 1990, Mr. Cohen held various sales and marketing positions in firms that manufactured and marketed diagnostic cardiology products. Mr. Cohen holds a B.S. in Business Management from the State University of New York at Binghamton and is an Accredited Public Company Director since 2004, having completed the Director Training & Certification Program at the Anderson Graduate School of Management at the University of California, Los Angeles.

Ruediger Naumann-Etienne, Ph.D., age 62, has served as one of our directors and as our Vice-Chairman from September 2005 to November 2006 and as our Chairman since that date. Dr. Naumann-Etienne previously served as a director and Chairman of the Board of Directors of Quinton Cardiology Systems, Inc., one of our predecessor companies (“Quinton”) from April 2000 to August 2005, and as Chief Executive Officer of Quinton from November 2000 until September 2003. Dr. Naumann-Etienne is the owner and has been the Managing Director of Intertec Group, an investment company acting as a principal in managing high technology growth situations, since 1989. Dr. Naumann is also a director of Bio-Rad Laboratories, Inc., Encision, Inc. and Varian Medical Systems, Inc. Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan, an M.A. in Industrial Management from Georgia Institute of Technology and a B.A. in Economics from the Technical University of Berlin, Germany.

Directors continuing in office until the 2011 Annual Meeting

W. Robert Berg, age 65, has served as one of our directors since September 2005. From July 2002 to August 2005, Mr. Berg served as a director of Quinton. From October 1985 to January 2000, Mr. Berg held several positions at SeaMED Corporation, a medical equipment company, including Vice President of Operations from 1985 to 1987, and President and CEO from 1987 to 2000. He served as President of SeaMED until he retired in January 2000. Mr. Berg holds a B.A. from the University of Washington.

David L. Marver, age 41, has served as our Chief Executive Officer and as one of our directors since March 31, 2009, and previously served as our Chief Operating Officer beginning in October 2008. Mr. Marver previously served as a medical device partner at Omega Fund Management, Inc. (a specialized investment fund with a focus in healthcare companies). From February 2002 to May 2008, Mr. Marver served in executive positions at Medtronic, Inc. (a medical technology company), including Vice President Marketing — Western Europe, Cardiac Rhythm Management from February 2002 to September 2005, Vice President Sales — US, Cardiac Surgery from September 2005 to February 2007 and Vice President Strategy and Business Development — Global, Diabetes from February 2007 to May 2008. Mr. Marver holds an M.B.A. from the Anderson School at the University of California, Los Angeles and a B.A. in Psychology from Duke University.

OTHER INFORMATION AS TO DIRECTORS

Director Independence

Nasdaq Marketplace Rule 4350 requires that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15). Our board of directors reviewed the independence of our directors pursuant to Nasdaq Marketplace Rule 4350. As part of this review, the board considered any transactions or relationships which currently exist or, existed during the past three years, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of ours, equity investors or independent registered public accounting firms. Based on an analysis of the independence of the directors, our board of directors determined that:

•	W. Robert Berg, Jue-Hsien Chern, Raymond W. Cohen, Christopher J. Davis, Tim Mickelson, and Ruediger Naumann-Etienne who represent a majority of our directors, are independent; and

•	David L. Marver, our Chief Executive Officer, does not meet the definition of independence specified under Nasdaq Marketplace Rule 4200(a)(15) because he is an employee of our company.

•	John R. Hinson, our former Chief Executive Officer, did not meet the definition of independence specified under Nasdaq Marketplace Rule 4200(a)(15) because he was an employee of our company.

Board Committees and Meetings

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee with the composition of each committee as follows (C — Committee Chairman, M — Committee member):

Nominating and
		Governance	Compensation
Name	Audit Committee	Committee	Committee

W. Robert Berg	C		M
Jue-Hsein Chern	M	C	M
Christopher J. Davis			M
Timothy C. Mickelson	M	M	C
Ruediger Naumann-Etienne		M

Audit Committee.  The audit committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews and annual audit results before they are released to the public or filed with the SEC or other regulators. The audit committee is responsible for the engagement of the independent registered public accounting firm and reviews their comments regarding our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee also considers, in consultation with the independent registered public accounting firm, the audit scope and plan. The audit committee operates according to a written charter adopted by our board of directors, which is posted on our website at http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.” Each of our directors who served on the audit committee are independent, as defined with respect to audit committee members pursuant to Nasdaq Marketplace Rule 4350(d)(2)(A) and meet the independence criteria set forth in the applicable law and the rules of the SEC for audit committee membership. The audit committee met four times in 2008.

At each in-person meeting of our audit committee, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board for its consideration and approval. The committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. Generally, the Chief Financial Officer serves as the committee’s secretary. We send out meeting materials in advance of each meeting to allow the committee members time to review them. The committee also regularly meets in executive sessions without management present.

Our board of directors has determined that W. Robert Berg is an “audit committee financial expert” as defined in Section 407(d)(5) of Regulation S-K of the Securities Exchange Act, as amended. In addition, Mr. Berg meets the standard of financial sophistication as set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).

Compensation Committee.  The compensation committee is responsible for establishing our approach to compensation and supervising the compensation programs used to implement this approach. The committee is also responsible for overseeing the design of the specific programs used to compensate our executive officers and other members of senior executive management and non-employee directors and for determining the terms and conditions of the compensation of each of these senior leaders. In addition, the committee and the board grant equity awards to employees and consultants under our equity plans. Under its written charter, the committee may delegate authority, as it deems appropriate, to perform some of its responsibilities to our officers, but to date, has not delegated any of its authority.

At each in-person meeting of our board of directors, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board for its consideration and approval. The committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. In addition, in setting the compensation for our Chief Executive Officer and other senior executives, the committee takes into account the recommendations from our Chief Executive Officer, as described in more detail below under Compensation Discussion and Analysis. Generally, the Chief Financial Officer serves as the committee’s secretary. We send out meeting materials in advance of each meeting to allow the committee members time to review them. The committee also regularly meets in executive sessions without management present.

As is true for each of our board of directors’ regular committees, the committee operates under a written charter, which is reviewed and assessed each year. We provide the charter to the public on our website at http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.” Each member of the compensation committee is “independent” as defined by Nasdaq Marketplace Rule 4200(a)(15). The compensation committee met two times in 2008.

Nominating and Governance Committee.  The nominating and governance committee selects and recommends individuals to be presented to our stockholders for election or re-election to the board of directors, oversees the evaluation of the performance and leadership of the board of directors, monitors corporate governance policies and codes of conduct applicable to our board of directors, officers and employees and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on our website, http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.” The nominating and governance committee met once in 2008.

At each in-person meeting of our nominating and governance committee, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings and recommended to the board for its consideration and approval. The committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. Generally, the Chief Financial Officer serves as the committee’s secretary. We send out meeting materials in advance of each meeting to allow the committee members time to review them. The committee also regularly meets in executive sessions without management present.

Our board of directors met six times in 2008. During that period, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he served. In addition, three of our directors attended the annual stockholders meeting held in May 2008. We encourage our directors to attend, absent extenuating circumstances, each annual meeting of the stockholders, and provide assistance to the directors upon request in order to help ensure director attendance.

Director Compensation

The following table sets forth information regarding compensation of our non-employee directors for 2008, which consisted of the following components: cash compensation, which includes annual retainer and meeting attendance fees, and equity compensation. Each of these components is described in more detail below.

	Fees Earned
	or Paid	Equity	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)(2)	($)(3)	($)(4)	($)	($)

W. Robert Berg	$40,340	$6,293	$32,030	$—	$78,663
Jue-Hsein Chern	26,030	6,293	32,030	232	64,585
Christopher J. Davis(5)	—	1,458	—	—	1,458
Raymond W. Cohen	24,136	6,293	27,647	3,933	62,009
Timothy C. Mickelson	28,090	6,293	27,381	—	61,764
Ruediger Naumann-Etienne	139,280	6,293	33,675	1,610	180,858
Ray E. Newton, III(5)	27,170	37,760	69,418	3,363	137,711
Jeffrey F. O’Donnell, Sr.(5)	26,830	37,760	69,418	1,231	135,239

(1)	This column reports the amount of cash compensation earned in fiscal 2008 for board and committee service.

(2)	Dr. Naumann-Etienne does not receive attendance fees for participation in meetings of the Board of Directors.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes excluding estimated forfeitures with respect to the 2008 fiscal year for the fair value of restricted stock units granted to the directors in 2008, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Compensation cost with respect to the restricted stock units is recorded based on the market price on the grant date and is recorded equally over the vesting period of four years. The non-employee directors have the following outstanding restricted stock units at 2008 year-end: Mr. Berg (4,000), Dr. Chern (4,000), Mr. Cohen (4,000), Mr. Davis (4,000), Dr. Mickelson (4,000), Dr. Naumann-Etienne (4,000), Mr. Newton (4,000) and Mr. O’Donnell (4,000). Messrs. O’Donnell and Newtons compensation related to equity awards and option awards includes expenses associated with the acceleration of their grants triggered by their departure from the board in November, 2008.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the directors in prior years, in accordance with FAS 123R. The assumptions we used to calculate the fair value in accordance with FAS 123R are set forth in Note 14 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for 2008. The non-employee directors have the following outstanding option awards at 2008 year-end: Mr. Berg (44,295), Dr. Chern (40,436), Mr. Cohen (275,000), Mr. Davis (0), Dr. Mickelson (15,000), Dr. Naumann-Etienne (395,832), Mr. Newton (17,500) and Mr. O’Donnell (42,500). Of Dr. Naumann-Etienne’s outstanding options, 370,832 were granted in connection with his previous service as chief executive officer of one of the Company’s predecessor companies. Of Mr. Cohen’s outstanding options, 250,000 were granted in connection with his previous service as chief executive officer of one of the Company’s predecessor companies.

(5)	On November 6, 2008, Messrs. O’Donnell and Newton resigned as members of our board of directors. In addition, Mr. Davis was appointed to the board of directors on this date.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the skill level required by the members of the board.

The components of non-employee director compensation for 2008 are set forth below. Directors who are employees of our company do not receive any compensation for their services as directors.

Cash compensation for non-employee directors is as follows:

Annual Director Stipend	$12,000
Annual Chairman Stipend	$100,000
Annual Committee Chair Stipend:
Audit Committee	$15,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Meeting Fees:
Board Meeting Fee — In Person	$3,000	/meeting
Board Meeting Fee — Telephonic	$1,800	/meeting
Audit Committee Meeting Fee — In Person	$1,000	/meeting
Audit Committee Fee — Telephonic	$600	/meeting
Other Committee Meeting Fee — In Person	$700	/meeting
Other Committee Meeting Fee — Telephonic	$400	/meeting

All stipends and meeting attendance fees are paid quarterly in arrears. We also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board and its committees.

In addition, we have an equity grant program for our non-employee directors, administered under the terms and conditions of our 2002 Stock Incentive Plan (the “2002 Plan”). In 2008, we modified the equity program to provide for the grant of restricted stock units instead of stock options, which we believe is appropriate for non-employee director compensation. We based this change on a review of peer company information (see “Compensation Discussion and Analysis” below for a list of peer companies) and on information in the National Association of Corporate Directors 2007-2008 Director Compensation Survey. Under the program, each non-employee director automatically receives an initial restricted stock unit grant for 4,000 units upon appointment and an annual grant for 4,000 units immediately following each year’s annual meeting, except that any non-employee director who received an initial grant within three months before or on the date of an annual meeting will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant. The restricted stock units vest and become payable in common stock in four equal annual installments beginning one year after the grant date. If a non-employee director ceases to be a director of the Company, the unvested units will continue to vest, except that in the event of a non-employee director’s death the units will vest immediately and in the event a non-employee director resigns from the board without the consent of a majority of the board then in office any unvested units will be forfeited. In the event of any Company Transaction (as defined in the 2002 Plan), the vesting of the unvested units will accelerate, and the forfeiture restrictions will lapse, if and to the extent that the vesting of outstanding options granted under the 2002 Plan accelerates in connection with the Company Transaction. If unvested options are assumed or substituted by a successor company without acceleration upon the occurrence of a Company Transaction, the vesting and forfeiture provisions to which the unvested units are subject will continue with respect to the assumed or substituted restricted stock unit awards.

Before 2008, non-employee directors received initial and annual option grants for 7,500 shares, with 25% of the shares subject to the grant vesting and becoming exercisable one year after the grant date and 1/36th of remaining shares vesting and becoming exercisable monthly thereafter over the next three years. If a non-employee director resigns or retires from the board before all options granted to the director have fully vested, the unvested portion of the option will continue to vest in accordance with the vesting schedule described above. The vested portion of any option may be exercised until the earlier of (i) six months after the date on which the unvested portion of all options held by the non-employee director is fully vested and exercisable and (ii) the expiration date of the option. In the event of the death of a non-employee director, the unvested portion of the option will immediately become fully vested and exercisable, and the option may be exercised until the earlier of (i) one year after the date of death of the non-employee director and (ii) the expiration date of the option. In the event of a Company Transaction, each outstanding option will be assumed or an equivalent option or right substituted by the successor company, except that if the successor company refuses to assume or substitute for the option, then upon consummation of the Company Transaction, each outstanding option held by a non-employee director will become fully vested and exercisable with respect to 100% of the unvested portion of the option. The exercise price for all options granted to non-employee directors was the fair market value of our common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

The board of directors currently has a compensation committee, consisting of Messrs. Mickelson, Berg, Chern and Davis. None of Messrs. Mickelson, Berg, Chern or Davis was an executive officer of any entity for which an executive officer of the Company served as a member of the compensation committee or as a director during the one-year period ended December 31, 2008.

Director Nominations and Qualifications

In accordance with our Bylaws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at such annual stockholders meeting only if we receive at our principal executive offices written notice of any such nominations no less than 60 days and no more than 90 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made.

Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	the class and number of shares of our stock that are beneficially owned and that are owned of record by the stockholder;

•	the following information with respect to the person nominated by the stockholder:

•	name, age, business address and residence address;

•	the principal occupation or employment;

•	the class and number of shares of our stock that are beneficially owned by the nominee; and

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and serving as a director, if elected).

The nominating and corporate governance committee of our board of directors will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Governance Committee
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Evaluation of any such recommendations is the responsibility of the nominating and governance committee under its written charter. In the event of any stockholder recommendations, the nominating and governance committee would evaluate the persons recommended in the same manner as other candidates. The nominating and governance committee will evaluate all director nominees taking into consideration certain criteria, including the following:

•	high standard of personal and professional ethics, integrity and values;

•	experience at making and overseeing policy in business, government or education sectors;

•	willingness and ability to keep an open mind when considering matters relating to our interests and constituents;

•	willingness and ability to devote sufficient time and effort to effectively fulfill the duties and responsibilities of serving as one of our directors;

•	willingness and ability to serve multiple terms as a director, if nominated and elected;

•	willingness not to engage in activities or interests that may create a conflict of interest with the director’s responsibilities and duties to us and our constituents; and

•	willingness and ability to act in our best interests and in the best interests of our constituents.

In addition, our board of directors will also consider the current overall composition of the board of directors, taking into account independence, diversity, leadership qualities, industry knowledge, skills, expertise and experience, size of the board and similar considerations.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or an individual director by sending written correspondence to the following address:

Board of Directors
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Following review and screening of stockholder communications by our Corporate Secretary as described further below, stockholder communications will be promptly forwarded by the Corporate Secretary to the specified director addressee or to each director, if such communication is addressed to the full board of directors. The Corporate Secretary will generally not forward to the board or to the addressed member of the board those stockholder communications that are primarily commercial in nature, are not relevant to stockholders or other interested constituents or relate to improper or irrelevant topics. In addition, our Corporate Secretary will forward stockholder communications that request general information about us or our products or are otherwise more appropriately addressed by one of our departments to such appropriate department. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2010 annual stockholders meeting should follow the procedures specified under “Additional Information and Stockholder Proposals — Stockholder Proposals” below. Stockholders wishing to nominate directors should follow the procedures specified above under “Other Information as to Directors — Director Nominations and Qualifications.”

CODE OF ETHICS

Our board of directors has adopted a code of ethics that applies to its accounting and financial employees, including our Chief Executive Officer and Chief Financial Officer. This code of ethics is posted on our website, http://www.cardiacscience.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of ethics to our Chief Executive Officer or our Chief Financial Officer by posting such information on our website, http://www.cardiacscience.com in the corporate governance section under “Investors — Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

Our board of directors has adopted a written charter for the audit committee.

Review with Management and Independent Registered Public Accounting Firm.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The audit committee is responsible for overseeing our financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the audit committee has met and held discussions with management and the independent registered public accounting firm regarding our financial statements. The audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the year ended December 31, 2008 and the independent registered public accounting firm’s report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Summary.  Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that our consolidated audited financial statements referred to above be included in our annual report on Form 10-K for the year ended December 31, 2008.

In connection with its review of our consolidated audited financial statements for the year ended December 31, 2008, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm. This report is submitted over the names of the members of the audit committee.

THE AUDIT COMMITTEE

W. Robert Berg
Jue-Hsien Chern
Tim C. Mickelson

AUDIT AND RELATED FEES

The following table shows the aggregate fees billed by KPMG LLP to us for years 2008 and 2007:

	2008		2007

Audit fees	$635,800	(1)	$841,759	(1)
Audit-related fees	18,500	(2)	36,000	(2)

(1)	Includes professional services rendered for the audit of our financial statements, audit of internal controls over financial reporting, the reviews of the financial statements included in the quarterly reports on Form 10-Q, services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory.

(2)	Includes fees associated with the audits of pension and other employee benefit plans.

The audit committee has considered and believes the provision of these services is compatible with maintaining the principal accountant’s independence.

Pursuant to its written charter, the audit committee is responsible for pre-approving all audit services, review and attest engagements and permitted non-audit services to be provided by our independent registered public accounting firm and the fees for such services. The charter allows the audit committee to delegate pre-approval authority to one or more audit committee members and requires any such member or members to present any decision made pursuant to delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and non-audit services that our independent registered public accounting firm performs. In pre-approving services provided by the independent registered public accounting firm, the audit committee considers whether such services are consistent with applicable rules regarding auditor independence.

EXECUTIVE OFFICERS

Our executive officers as of April 1, 2009 are as follows (1):

Name	Age	Position

David L. Marver	41	President, Chief Executive Officer and Director
Michael K. Matysik	50	Senior Vice President, Chief Financial Officer and Secretary
Kurt B. Lemvigh	49	Vice President, International
Feroze D. Motafram	54	Vice President, Operations
Robert W. Odell	49	Vice President, Engineering
Barbara J. Thompson	52	Vice President, Human Resources
Ralph A. Titus	39	Vice President, Marketing

For the biographical summary of Mr. Marver, see “PROPOSAL: ELECTION OF DIRECTORS.”

Michael K. Matysik, age 50, has served as our Senior Vice President, Chief Financial Officer and Secretary since September 2005. Mr. Matysik previously served as Senior Vice President, Chief Financial Officer and Secretary for Quinton from April 2002 to August 2005. From May 2001 to November 2001, Mr. Matysik was Executive Vice President and Chief Financial Officer of DMX Music, a global media and technology company. From September 1996 to April 2001, Mr. Matysik was Vice President and Chief Financial Officer of AEI Music Network, Inc., also a global media and technology company. He holds an M.B.A. from the University of Southern California and a B.A. in Business Administration from the University of Washington.

Kurt B. Lemvigh, age 49, has served as our Vice President, International since September 2005. From February 2001 to August 2005, Mr. Lemvigh served as President, International Operations for CSI. From January 2000 to February 2001, Mr. Lemvigh served as the General Manager of GE Medical Systems, Northern Europe, a medical device manufacturer. From August 1996 to December 1999, Mr. Lemvigh was the

Cardiology Marketing Director for Europe, Africa and the Middle East for Marquette-Hellige, and prior to that he was the Marketing Manager for cardiology information systems and Holter monitoring products in Europe, Africa and the Middle East for Marquette-Hellige. Before joining Marquette-Hellige, Mr. Lemvigh was the Sales Director of a Danish medical distribution company for 10 years. Mr. Lemvigh holds a Merconom Business Diploma degree, with a major in Sales and Marketing, from the Niels Brock Copenhagen Business College.

Feroze D. Motafram, age 54, has served as our Vice President, Operations since September 2005. From June 2003 to August 2005, he served as Vice President, Operations for Quinton. From February 1994 to April 2003, Mr. Motafram held various positions with Eaton Corporation, an industrial manufacturer, including Plant Manager and later Business Unit Manager. From August 1985 to January 1994, he held several operations and engineering positions at Westinghouse Electric Corporation, an electrical equipment manufacturer. Mr. Motafram holds an M.S. in Electrical Engineering from Marquette University and a B.S. in Electrical Engineering from Walchand College of Sangli, India.

Robert W. Odell, age 49, has served as Vice President, Engineering since January 2008. From October 2006 to December 2007, Mr. Odell held the position of Senior Director, Business Unit — Cardiology for Siemens Medical Solutions. From September 2005 to October 2006, he was General Manager/Vice President, Development for Analogic Corporation. From December 2002 to April 2005, Mr. Odell held the position of Vice President, Product Generation for Medtronic, Inc. From October 1998 to December 2002, he was Vice President, Global Marketing/Product Development/IT for General Electric Medical Systems. Mr. Odell holds an M.B.A. from the University of Phoenix and a B.S. in Electrical Engineering from Syracuse University.

Barbara J. Thompson, age 52, has served as Vice President, Human Resources since June 2007. From May 2004 through June 2007, she was Senior Director, Human Resources at Expedia, Inc., an online travel service. From February 1999 to April 2004, Ms. Thompson was the Owner/Consultant for Thompson HR, a consulting company in Kirkland, WA. From March 2001 through December 2002, she was Vice President of Human Resources for WRQ, Inc., a software company. Ms. Thompson was Vice President of Human Resources for Starwave Corporation, which became The Walt Disney Internet Group, from January 1994 to January 1999. Ms. Thompson holds an M.B.A. from the University of Washington and a B.A. in Business from the University of Northern Iowa.

Ralph A. Titus, age 39 has served as our Vice President, Marketing since August 2007. From July 2006 to July 2007, Mr. Titus was Vice President of OEM Business Development at Masimo Corporation, a medical technology company. From June 2002 to July 2006, Mr. Titus held various positions for Medtronic Corporation, Emergency Response Systems Division, a medical device manufacturer, including Director of Business Development and Director of Global Strategic Marketing. From 1997 to 2000, Mr. Titus held various sales and sales management roles with Tyco Healthcare. Mr. Titus holds an M.B.A. in finance and operations from Cornell University and a B.A. in Marketing from Western Washington University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, our directors, officers and greater than 10% beneficial owners were in compliance with all of their Section 16(a) filing requirements, except that Mr. Odell did not make a timely Form 3 filing in 2008 (showing no holdings) or one timely Form 4 filing covering one exempt transaction in 2008, and Ms. Thompson did not make a timely Form 3 filing in 2007 (showing no holdings) or two timely Form 4 filings covering a total of two exempt transactions in 2008 and 2007. Mr. Odell and Ms. Thompson each made a Form 3 filing, and a Form 4 filing reporting all such unreported transactions, in March 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee of our Board of Directors, or the committee, with respect to our executive officers, including the Named Executive Officers who are shown in the Summary Compensation Table below.

Our current Chief Executive Officer, Mr. Marver, joined the Company as Chief Operating Officer in October 2008 and became Chief Executive Officer effective March 31, 2009. Under SEC rules Mr. Marver is not included in the Summary Compensation Table, but his compensation is described in this Compensation Discussion and Analysis.

The committee designs our executive compensation programs to allow us to attract, motivate and retain employees with the skills and experience necessary for us to succeed in a highly competitive environment and create value for our shareholders. More specifically, our compensation programs for our executive officers named in the compensation tables following this section are designed to:

•	assist us in attracting and retaining highly qualified executives critical to our success;

•	align the interests of our named executives with the interests of our shareholders;

•	link compensation to individual and company performance — both short-term and long-term; and

•	motivate our named executives to achieve sustained superior performance.

We believe we may best achieve our compensation objectives using a variety of compensation programs. We compensate our executive officers with annual cash compensation (base salary and an annual incentive award paid in cash, and sales commissions for certain executives), equity-based compensation, post-employment compensation and other benefits.

Total Reward and Compensation Philosophy.  We set executive compensation in the context of our Total Reward and Compensation Philosophy. The objective of the Total Reward Program is to emphasize and encourage excellence and innovation by recognizing and rewarding the contributions of all employees to achieving our strategic goals and business objectives. Designed to be competitive, our Total Reward Program strives to align with the 50th percentile of market and location conditions within the medical device industry. However, our philosophy is to avoid competing for talent on compensation alone. Those employees whose performance consistently exceeds expectations may have the opportunity to achieve rewards above market averages. We believe that by creating a high-performance culture, we will create an energized and engaged workforce that will result in superior job satisfaction, increased customer satisfaction and the creation of long-term stockholder value.

Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

Compensation should be related to performance

The committee believes that a significant portion of a senior executive’s compensation should be tied to Company performance. During periods when Company performance meets or exceeds the established objectives, senior executives should be paid at or more than expected levels. When our performance does not meet key objectives, incentive award payments, if any, should be less than expected levels. In its discretion, the committee may also adjust the base salaries of our senior executives when the executive displays outstanding individual performance or when the executive assumes additional responsibility.

Incentive compensation should represent a large portion of total compensation

A majority of an executive’s annual target total compensation (salary, bonus and long-term incentive) is variable at-risk incentive compensation tied to performance. Incentive compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Senior executives have the incentive of increasing Company profitability and stockholder return in order to earn the major portion of their compensation package.

Compensation levels should be competitive

The committee periodically reviews our compensation programs to evaluate whether they remain competitive. We believe that competitive compensation programs will enhance our ability to attract and retain senior executives. The committee uses the Culpepper Life Sciences Survey in comparable revenue categories to provide a general context for understanding current compensation practices. The committee also compares our compensation programs with other companies of comparable size and stature in the medical device industry. The companies we used for peer comparison in 2008 were:

- Arthrocare	- Cantel Medical	- Iverness
- Merit Medical	- Sonosite	- Thoratec
- Zoll

Incentive compensation should balance short and long-term performance

The committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, senior executives are regularly provided both short- and long-term incentives. As part of our long-term incentive program, we provide executives (and many employees) with various means of becoming stockholders. These opportunities include restricted stock units, stock options and the opportunity to participate in our employee stock purchase plan. The committee believes that a mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Restricted stock units and stock options encourage executives to focus on share price appreciation, while the service-based restrictions serve as a retention tool.

How We Set Compensation

In determining compensation, the committee considers the executive officer’s leadership, decision-making skills, experience, knowledge, relationships with our employees, board of directors and regulatory agencies, strategic recommendations, customer and employee satisfaction, and positioning for future performance. The committee does not assign relative weight to any of these factors. In addition, we believe that base salary should make up a significant portion of the total compensation available to a Named Executive Officer in a year where the performance targets set by us have been met or exceeded. Within this parameter, we select allocations that we believe are consistent with our overall compensation philosophy as described above. Annual and new hire equity grant amounts are based on individual circumstances, in consideration of each executive’s experience, scope of responsibility and individual job performance, both demonstrated and expected.

The CEO makes recommendations for all executive compensation levels to the committee. Although the committee takes into account management recommendations regarding compensation levels of executive officers, the committee determines these levels and may elect to pay more or less than the amount recommended. Final compensation decisions are made by the committee, except that the board of directors determines the CEO’s compensation. With respect to incentive programs including formulaic elements, the committee retains discretion to increase or decrease the amount of the award.

For 2008, the compensation paid to the Named Executive Officers consisted primarily of salary, performance-based cash awards and equity-based awards. The committee believes that the mix of equity-based and cash compensation provides flexibility in structuring appropriate compensation while furthering the goal of aligning the financial interests of our executive officers with the financial interests of our stockholders. The committee also believes that longer-term equity incentive compensation provides the appropriate balance of risk and reward to our executive officers’ total compensation.

Components of Executive Compensation

Total compensation opportunity levels vary for each Named Executive Officer listed in the Summary Compensation Table based on job, level of responsibility and market practices.

Our compensation and benefits for Named Executive Officers consists of the following components:

•	base salaries;

•	cash incentives;

•	sales commissions;

•	long-term equity incentive compensation; and

•	other benefits.

Base Salaries

When we set new executive base salaries, we target them at mid-range for comparable positions in our peer group, comparable scope of responsibility and comparable levels of experience. Specifically, the committee targets the median base salary level (50th percentile) of the peer group for the base salaries of the Named Executive Officers. The committee may adjust base salary levels based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience as well as Company-wide financial performance. The committee also considers the senior executive’s success in achieving business results, promoting our mission and vision and demonstrating leadership.

We believe that benchmarking and aligning initial base salaries are especially critical to maintaining a competitive compensation program. Base salary affects other elements of our compensation. We set target amounts for annual and long-term incentives as a percentage of base salary.

Increases to base salaries, if any, are driven primarily by individual job performance. Individual job performance is evaluated by reviewing the executive’s success in achieving business results, promoting our mission and values and demonstrating leadership abilities.

In adjusting the base salary of the Named Executive Officers the compensation committee does not rely solely on predetermined formulas or a limited set of criteria. The compensation committee usually adjusts base salaries for senior executives when:

•	the Company’s has achieved its short- and long-term goals;

•	the current compensation demonstrates a significant deviation from the market data;

•	a senior executive displays excellent individual job performance; or

•	a senior executive undertakes additional responsibility.

For 2008, the compensation committee approved the following base salary changes for the Named Executive Officers:

	2007 Base	Date of		2008 Base
	Salary	Salary	Percentage	Salary
Name and Position	($)	Change	Change (%)	($)

John R. Hinson(1)	$350,000	03/10/08	10%	$385,000
Former CEO
Michael K. Matysik(2)	240,000	03/10/08	5%	250,800
Senior VP, CFO and Secretary
Kurt B. Lemvigh(3)	318,000	03/10/08	(3)	381,078
VP, International
Feroze D. Motafram(4)	210,000	03/10/08	5%	220,500
VP, Operations
Robert W. Odell(5)	N/A	N/A	N/A	225,000
VP, Engineering

(1)	Mr. Hinson ceased being Chief Executive Officer of the Company effective March 30, 2009. He received a salary increase for 2008 based on the Company’s 2007 performance and his individual job performance.

(2)	Mr. Matysik’s raise was recommended by management based on the Company’s 2007 performance and his individual job performance.

(3)	Mr. Lemvigh’s raise was recommended by management based on the Company’s 2007 performance and his 2007 individual job performance. His salary is set and he is paid in his local currency, Danish Krone (DK). His salary in DK in 2007 was 1,799,640 DK and was 1,871,628 DK in 2008, an increase of 4%.

(4)	Mr. Motafram’s raise was recommended by management based on the Company’s 2007 performance and his individual job performance.

(5)	Mr. Odell was appointed as Vice President of Engineering in March 2008.

Mr. Marver.  In connection with his appointment as President and Chief Executive Officer effective March 31, 2009, Mr. Marver’s base salary was increased to $375,000 from the base salary of $325,000 established for his employment on October 31, 2008 as Chief Operating Officer, and he was granted a stock option to purchase 140,000 shares of the Company’s common stock that vests over four years, with 1/4 vesting after 12 months of service and monthly vesting thereafter. He also entered into an employment agreement effective March 31, 2009 with change of control severance benefits similar to those described for Mr. Hinson’s employment agreement under “Potential Payments Upon Termination of Employment or Change in Control” below. In connection with his employment as Chief Operating Officer, Mr. Marver was granted a stock option to purchase 100,000 shares on October 31, 2008 with the same vesting schedule as described above, and received an annual incentive bonus for 2008 of $36,000.

Cash Incentives

Management Incentive Program

The Management Incentive Plan (MIP) provides senior executives with the opportunity to earn cash bonuses in addition to their base salaries. The MIP component of our compensation program is designed to align senior executive pay with our short-term performance and to allow our senior executives to share in our financial success. The MIP is designed so that in years that financial performance significantly exceeds our financial plan, the stretch target bonus payouts of the MIP are higher than the target bonus payouts. The payment of bonuses under the MIP is contingent upon achieving a minimum profitability threshold, which for 2008 was defined as 80% of budgeted pre-tax income (based on the company’s audited financial results), which we believed to be challenging to achieve under normal business conditions.

Certain of the Company’s senior executives, including the Named Executive Officers, were eligible to participate in a senior management program administered under the 2008 MIP guidelines that set target payouts ranging from 10% to 80% of an executive’s base salary. Incentive bonuses are generally paid in cash in March of each year for the prior year’s performance. If minimum profitability is not achieved, there is no payout under the MIP. The committee retains discretion to increase or decrease the amount of the awards made under the MIP.

The committee approves a total target incentive payout and stretch incentive payout for the incentive period for each senior executive, after considering the target payouts proposed by the CEO. These target percentages represent the senior executive’s annual bonus opportunity. For the 2008 MIP, the compensation committee exercised its discretionary authority to adjust pre-tax income by excluding a charge to write off impaired goodwill. After this adjustment, the Company’s 2008 adjusted pretax income of $15.7 million exceeded our budgeted pre-tax income. Based on the total amount the 2008 MIP was funded, and after reviewing each executive’s individual performance, the Named Executive Officers received the following 2008 annual incentive bonus payments:

		80%	100%	Stretch
	Base	Threshold	Target	Target	Actual	Target	Bonus
	Salary	Bonus	Bonus	Bonus	Bonus	Bonus	Payment
Name and Position	($)	(%)	(%)	(%)	(%)	($)	($)(1)

John R. Hinson	$385,000	30%	40%	80%	47%	$154,000	$180,000
Former CEO
Michael K. Matysik	250,800	25%	30%	60%	34%	75,240	85,500
Senior VP, CFO and Secretary
Kurt B. Lemvigh	381,078	10%	10%	20%	10%	38,107	38,107
VP, International
Feroze D. Motafram	220,500	20%	25%	50%	27%	55,125	60,000
VP, Operations
Robert W. Odell	225,000	20%	25%	50%	40%	56,250	90,000
VP, Engineering

(1)	All bonus payments were determined by the compensation committee based upon the achievement of the 2008 financial plan. The 2008 target and stretch bonus awards for Messrs. Matysik, Lemvigh, Motofram and Odell were recommended by Mr. Hinson based on each officer’s contribution to achieving the 2008 financial plan. The 2008 target and stretch bonus awards for Mr. Hinson were recommended by the compensation committee based on the Company’s overall 2008 performance. None of the bonus payments were calculated strictly on a formulaic basis, with each bonus differing slightly due to individual job performance.

For 2009, in light of a weak external economic environment, the committee has changed the MIP as follows. There will be no MIP bonuses at profitability levels that are less than or equal to 2009 budgeted adjusted pre-tax income. Funding for 2009 bonuses will be based on a percentage of any excess of actual adjusted pre-tax income over that budgeted.

Sales Commissions

Under his sales incentive program, Mr. Lemvigh earned $288,893 representing a sales commission of a blended rate of 0.40% of certain international sales, which was set by the compensation committee after considering management’s recommendation. Mr. Lemvigh’s sales bonus was based on performance which exceeded budgeted aggregate non-U.S. revenue of approximately $61 million and aggregate non-U.S. blended gross profit of $32 million, which we believe to be challenging to achieve under normal business conditions.

Long-Term Equity Incentive Compensation

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. The committee’s objective is to provide senior executives with long-term incentive award opportunities that are consistent with the peer review data and based on each senior executive’s individual performance.

During 2008, the committee modified the Company’s equity compensation program for executives to include restricted stock units, which have been granted to non-executive employees since 2005. The committee will also continue to provide executives with stock options, as it did in granting stock options to Mr. Marver and Mr. Odell.

Restricted stock units are grants of a right to receive shares or our common stock that vest over time based on continued service. As the restricted stock units vest, executives receive shares of our common stock that they own outright. Stock options provide senior executives with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. Stock options also vest over time based on continued service. We believe that a combination of restricted stock units and stock options provides a balanced long-term equity incentive program. While restricted stock units provide more predictable long-term rewards, stock options carry more risk, but provide more opportunity for growth since our executives will realize a gain from their stock options only if our common stock price increases above the option exercise price and the executive remains employed during the period required for the option to vest. Our restricted stock units and stock options generally vest and become exercisable over a four-year vesting period. We believe that both restricted stock units and stock options provide an incentive for the executive to remain employed by us and link a portion of the executive’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

The committee approves the total number of restricted stock units and/or stock options that will be made available to senior executives as a group, as well as the size of individual grants for each Named Executive Officer. The amounts granted to the executives vary each year based on the executive’s performance and the executive’s total compensation package. We do not consider the realized or unrealized value of prior equity awards when determining the target economic value of new awards because each new grant is awarded as an incentive to drive future shareholder return.

We generally grant equity awards annually, at a meeting scheduled in advance, typically in February or March, at the same time as awards to the general eligible employee population. We schedule the grants at this time to meet appropriate deadlines for compensation-related decisions. For newly hired executives, the committee generally approves these grants at its first regularly scheduled meeting following the executive’s hire date and specifies that the grant will be effective on that date. We set the stock option exercise price for each stock option at the closing market price on the date of grant.

Other Benefits

Named Executive Officers may participate in our employee stock purchase plan, health and welfare programs and 401(k) plan on the same basis as all other eligible employees. We pay some of our Named Executive Officers a car allowance which is paid in lieu of mileage reimbursements for business travel in their personal automobiles.

Severance and Change in Control Agreements

All of our executive officers have entered into employment agreements with the Company which provide for severance benefits at differing levels based on the relative importance of the officer’s position. These are designed to be competitive with our peers. The reasons for these agreements are to assist in the retention of the services of these executives and to determine in advance the rights and remedies of the parties in connection with a termination or change in control. The types and amounts of compensation and the triggering events set forth in these agreements were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive market place.

Limitations on Deductibility of Compensation

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year for certain named executive officers, unless certain exemption requirements are met. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit under Section 162(m). Stock options granted prior to October 2006 are designed to satisfy the requirements of Section 162(m) for qualified performance-based compensation.

We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Our incentive compensation programs currently are not designed to satisfy the requirements of Section 162(m) for qualified performance-based compensation. However, we believe that all taxable compensation in 2008 paid to those of our named executive officers who are covered by Section 162(m) will be fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth information regarding 2008 compensation for each of our former Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers serving as executive officers as of the end of 2008 (collectively, the “Named Executive Officers”). Information on 2007 and 2006 compensation is presented as applicable for executives who were also Named Executive Officers in 2007 and 2006.

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)

John R. Hinson(3)	2008	$376,923	$180,000	$56,438	$155,611	$—	$10,200	$779,172
Former CEO	2007	350,000	200,000	—	221,529	—	10,200	781,729
	2006	321,683	—	—	223,522	—	9,300	554,505
Michael K. Matysik(4)	2008	248,308	85,500	20,833	105,958	—	3,000	463,599
Senior VP, CFO and	2007	240,000	100,000	—	135,651	—	3,000	478,651
Secretary	2006	226,187	—	—	191,687	—	3,000	420,874
Kurt B. Lemvigh(5)	2008	369,365	38,107	16,666	52,281	288,893	19,946	725,258
VP, International	2007	318,000	36,678	—	35,250	73,031	19,152	482,111
	2006	295,937	—	—	2,938	63,669	15,981	378,525
Feroze D. Motafram(6)	2008	218,077	60,000	20,833	54,290	—	3,000	356,200
VP, Operations	2007	208,077	75,000	—	107,464	—	3,000	393,541
Robert W. Odell(7)	2008	210,289	90,000	—	43,622	—	3,000	346,911
VP, Engineering

(1)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under FAS 123R excluding estimated forfeitures, rather than an amount paid to or realized by the officer, for restricted stock units granted in 2008. Compensation cost is recorded based on the market price on the grant date and is recorded equally over the vesting period of four years.

(2)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under FAS 123R excluding estimated forfeitures, rather than an amount paid to or realized by the officer, for stock options granted prior to 2008. Assumptions used in the calculation of these compensation costs are included in Note 14 to the Company’s audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2008.

(3)	Mr. Hinson ceased being Chief Executive Officer of the Company effective March 30, 2009. “All Other Compensation” for year 2008 with respect to Mr. Hinson represents Company contributions to the Company’s 401(k) plan of $3,000 and car allowance of $7,200.

(4)	“All Other Compensation” for year 2008 with respect to Mr. Matysik represents Company contributions to the Company’s 401(k) plan.

(5)	In accordance with the terms of his amended and restated employment agreement, all amounts paid to Mr. Lemvigh were made in Danish Kroner. The amounts shown in this table are converted to U.S. dollars. “All Other Compensation” for year 2008 with respect to Mr. Lemvigh represents Company contributions to the government pension scheme in Denmark.

(6)	“All Other Compensation” for year 2008 with respect to Mr. Motafram represents Company contributions to the Company’s 401(k) plan.

(7)	“All Other Compensation” for year 2008 with respect to Mr. Odell represents Company contributions to the Company’s 401(k) plan.

2008 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of the Named Executive Officers for 2008.

						All
						Other	All
						Stock	Other
						Awards:	Option		Grant
						Number	Awards:	Exercise	Date
						of	Number	or Base	Fair
			Estimated Future Payouts under			Shares of	of	Price of	Value
			Non-Equity Incentive Plan Awards			Stock or	Securities	Option	of Stock
		Grant	Threshold	Target	Maximum	Units	Underlying Options	Awards	and Option Awards
Name	Type of Award	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

John R. Hinson	Annual Incentive Award	3/7/2008	$115,500	$154,000	$308,000
Former CEO	Restricted Stock Units	3/7/2008				30,000			$270,900
Michael K. Matysik	Annual Incentive Award	3/7/2008	62,700	75,240	150,480
Senior VP, CFO and	Restricted Stock Units	3/7/2008				11,074			99,998
Secretary
Kurt B. Lemvigh	Annual Incentive Award	3/7/2008	38,108	38,108	76,215
VP, International	Restricted Stock Units	3/7/2008				8,859			79,997
Feroze D. Motafram	Annual Incentive Award	3/7/2008	44,100	55,125	110,250
VP, Operations	Restricted Stock Units	3/7/2008				11,074			99,998
Robert W. Odell	Annual Incentive Award	3/7/2008	45,000	56,250	112,500
VP, Engineering	Stock Options	2/25/2008					45,000	$8.25	190,350

The following narrative discusses the material information necessary to understand the information in the tables above.

Salary and Bonus.  Each of the Named Executive Officers is party to an amended and restated employment agreement with the Company. Executive officer salaries will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. Each of the Named Executive Officers is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the compensation committee and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. The amended and restated employment agreements also contain provisions for payments upon termination of employment in certain circumstances, including following a change in control of the Company. These provisions are described in more detail below under Potential Payments Upon Termination of Employment or Change in Control Arrangement — Amended and Restated Employment Agreements.

Restricted Stock Unit Awards.  The 2008 Grants of Plan-Based Awards Table, under “All Stock Awards,” reflects restricted stock units granted under our 2002 Plan. The restricted stock unit awards are expressed in a dollar amount that is converted into a number of units by dividing the dollar amount awarded by the closing price of our common stock on the date of grant. The restricted stock unit award vests in four equal annual installments beginning one year after the date of grant. In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting agreement, the vesting of Mr. Hinson’s 2008 restricted stock unit award was fully accelerated as of March 30, 2009. See Potential Payments Upon Termination or Change of Control below.

Non-Equity Incentive Plan Compensation.  The 2008 Grants of Plan-Based Awards Table, under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” reflects awards made under the Company’s 2008 Management Incentive Plan and the sales commission plan for Mr. Lemvigh. The 2008 Management Incentive Plan is described in more detail above under Compensation Discussion and Analysis. The amount reported for Mr. Lemvigh under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for was sales commission equal to a blended rate of 0.40% of total sales of some of our products through the international sales channel. Mr. Lemvigh’s sales commission is paid annually based on sales made during the year.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the Named Executive Officers at 2008 fiscal year-end.

						Stock Awards
						Service-Based
						Equity Awards
		Option Awards					Market
		Number of				Number of	Value of
		Securities				Shares or	Shares or
		Underlying				Units of	Units of
		Unexercised		Option		Stock	Stock
		Options (#)		Exercise	Option	that have	that have
		Exercisable	Unexercisable	Price	Expiration	not Vested	not Vested
Name	Grant Date	(#)	(#)	($)	Date	(#)(1)	($)(1)

John R. Hinson
Former CEO
Restricted Stock Units(1)	3/7/2008	—	—	$—	—	30,000	$270,900
Stock Options(2)	12/14/2006	37,500	37,500	8.38	12/14/2016
Stock Options(3)	11/9/2005	50,000	—	9.05	11/9/2015
Stock Options(2)	2/11/2004	49,223	—	12.07	2/11/2014
Stock Options(2)	2/11/2004	12,524	—	12.07	2/11/2014
Stock Options(2)	2/10/2003	7,757	—	7.77	2/10/2013
Stock Options(2)	2/10/2003	30,835	—	7.77	2/10/2013
Stock Options(4)	6/27/2002	7,718	—	10.84	6/27/2012
Stock Options(4)	5/10/2001	2,301	—	2.85	5/10/2011
Stock Options(4)	5/10/2001	1,644	—	2.85	5/10/2011
Stock Options(4)	8/14/2000	37,277	—	2.85	8/14/2010
Stock Options(4)	8/14/2000	138,141	—	2.85	8/14/2010
Michael K. Matysik
Senior VP, CFO and Secretary
Restricted Stock Units(1)	3/7/2008	—	—	$—	—	11,074	$99,998
Stock Options(2)	12/14/2006	22,500	22,500	8.38	12/14/2016
Stock Options(3)	11/9/2005	25,000	—	9.05	11/9/2015
Stock Options(2)	2/11/2004	23,644	—	12.07	2/11/2014
Stock Options(2)	2/11/2004	14,948	—	12.07	2/11/2014
Stock Options(2)	2/10/2003	13,667	—	7.77	2/10/2013
Stock Options(2)	2/10/2003	5,628	—	7.77	2/10/2013
Stock Options(4)	6/27/2002	115,777	—	10.84	6/27/2012
Kurt B. Lemvigh
VP, International
Restricted Stock Units(1)	3/7/2008	—	—	$—	—	8,859	$79,997
Stock Options(2)	12/14/2006	15,000	15,000	8.38	12/14/2016
Stock Options(3)	11/9/2005	15,000	—	9.05	11/9/2015
Stock Options(2)	10/1/2004	7,500	—	19.70	10/1/2014
Stock Options(2)	12/31/2003	5,000	—	39.90	12/31/2013
Stock Options(2)	10/24/2002	2,500	—	17.50	10/24/2012
Stock Options(2)	9/26/2001	10,000	—	24.00	9/26/2011
Feroze D. Motafram
VP, Operations
Restricted Stock Units(1)	3/7/2008	—	—	$—	—	11,074	$99,998
Stock Options(2)	12/14/2006	15,000	15,000	8.38	12/14/2016
Stock Options(3)	11/9/2005	15,000	—	9.05	11/9/2015
Stock Options(2)	2/11/2004	11,577	—	12.07	2/11/2014
Stock Options(2)	7/23/2003	46,310	—	10.78	7/23/2013
Robert W. Odell
VP, Engineering
Stock Options(2)	2/25/2008	—	45,000	$8.25	2/25/2018	—	—

(1)	Restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant. In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement, the vesting of Mr. Hinson’s 2008 restricted stock unit award was fully accelerated as of March 30, 2009.

(2)	25% of the shares subject to the option vests on the one-year anniversary of the grant date and 1/36th of the shares subject to the option vest monthly thereafter for the next 3 years. In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement, Mr. Hinson’s unvested stock options were cancelled as of March 30, 2009, and his vested and unexercised stock options will be cancelled as of June 30, 2009.

(3)	100% of the shares subject to the option were vested and immediately exercisable upon grant. In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement, Mr. Hinson’s vested and unexercised stock options will be cancelled as of June 30, 2009.

(4)	25% of the shares subject to the option vested on the six-month anniversary of the grant date and 1/36th of the shares subject to the option vest monthly thereafter. . In connection with Mr. Hinson’s resignation as Chief Executive Officer and entry into a consulting and non-competition agreement, Mr. Hinson’s vested and unexercised stock options will be cancelled as of June 30, 2009.

2008 Option Exercises

For the year 2008, the following table provides, for each of our Named Executive Officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(a)
Name	(#)	($)

John R. Hinson	5,785	$27,712
Former CEO
Michael K. Matysik	—	—
Senior VP, CFO and Secretary
Kurt B. Lemvigh	—	—
VP, International
Feroze D. Motafram	—	—
VP, Operations
Robert W. Odell	—	—
VP, Engineering

(a)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of options exercised.

Potential Payments Upon Termination of Employment or Change in Control

Amended and Restated Employment Agreements

The amended and restated employment agreements with certain of our Named Executive Officers provide for payments to such Named Executive Officers upon specified termination of employment events, including termination of employment in connection with a change in control of the Company. Each of the agreements with the Named Executive Officers may be terminated (i) upon the death or total disability (as the term “total disability” is defined in the agreement) of the named executed officer or (ii) by us or by the Named Executive Officer at any time for any reason; provided that with respect to Mr. Lemvigh, he is provided two months’ notice for termination by us for cause (as the term “cause” is defined in Mr. Lemvigh’s agreement) and six months’ notice for termination by us for any other reason, and Mr. Lemvigh provides one month’s notice for termination by him for any reason. If the Named Executive Officer’s employment is terminated due to death, total disability or any reason, other than in connection with or within 24 months of a change in control, he will be entitled to receive any base salary due to him and vacation time that has accrued through the date of his termination.

Under Danish law, Mr. Lemvigh is entitled to receive severance payments if his employment is voluntarily terminated by him or us or if his employment is terminated by us without cause in amounts equal to 155,969 DK and 311,938 DK, respectively.

If a change in control occurs during the term of the Named Executive Officer’s employment with us and we terminate the Named Executive Officer’s employment without Cause in connection with the change in control, the successor employer terminates the Named Executive Officer’s employment without cause within 24 months of the consummation of the change in control, or the Named Executive Officer terminates his employment for Good Reason in connection with the change in control or within 24 months of the consummation of the Change in Control (each such event a “Change in Control Trigger Event”), the Named Executive Officer will be entitled to receive, in addition to any benefits to which he is entitled under our employee benefit plans and equity and incentive compensation plans, the following benefits:

1. severance payments equal to the higher of the named executive’s base salary in effect immediately prior to the change in control or his base salary in effect immediately prior to termination, to be paid out over the number of months following the termination date in the course of the Company’s or the successor employer’s regularly scheduled payroll as follows:

Mr. Hinson — 18 months
Mr. Matysik — 12 months
Mr. Lemvigh, Mr. Motafram and Mr. Odell — 6 months

2. continuation of health, dental and vision insurance, at substantially equivalent coverage to those in place as of the termination date, and life insurance, including supplemental coverage, if and as allowed under the policy’s portability clause, for no less than the period of months specified for each Named Executive Officer in 1 above, and other benefits substantially equivalent to those in place as of the termination date, for the period of months specified for each Named Executive Officer in 1 above;

3. any unpaid salary and accrued, unused vacation as of the date the Named Executive Officer’s employment terminates;

4. bonus payment equal to the target or budgeted amount for the year in which termination occurs, based on any bonus plan in place for that year, pro-rated for through the date of termination;

5. acceleration of vesting of 100% of the Named Executive Officer’s then unvested options to purchase shares of the Company’s common stock or shares of common stock of the successor employer issued in substitution of the Company’s common stock in connection with the change in control, any restricted stock units or other similar stock based awards; and

6. if the foregoing benefits, when aggregated with any other payments or benefits received by a Named Executive Officer, or to be received by a named executive, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional “gross up” payment so that the net amount retained by the Named Executive Officer would be equal to the payments described in 1-5 above.

Under the amended and restated employment agreements, a “Change in Control” occurs if:

1. a merger or consolidation of the Company with or into any other company, entity or person or

2. a sale, lease, exchange or other transfer in one transaction or a series of transactions undertaken with a common purpose of all or substantially all of our then outstanding securities or all or substantially all of our assets; provided, however, that a Change in Control shall not include a related party transaction, as that term is defined in the amended and restated employment agreements.

A Change in Control also includes (i) the purchase of a significant portion of our common stock without approval of a majority of our incumbent directors and (ii) a successful proxy contest, which is stated in terms of the board becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors).

Under the amended and restated employment agreements, “Good Reason” means the occurrence of any of the following and the failure of the Company or a successor company to cure within 30 days after receipt of written notice from the officer asserting that Good Reason exists and specifying the circumstances constituting such Good Reason: a material reduction in title, status, authority or responsibility, reduction in salary or bonus opportunity or material adverse modifications to stock option award or plan, a material breach of the agreement, or required relocation more than 50 miles from the current place of employment.

Under the amended and restated employment agreements, “Cause” is means the occurrence of one or more of the following events: (i) willful misconduct, insubordination or dishonesty or material violation of Company policies and procedures which results in a material adverse effect on the Company; (ii) continued failure to satisfactorily perform duties after written notice by the Company of the areas of deficiency; (iii) willful actions in bad faith or intentional failures to act in good faith that materially impair the Company’s business, goodwill or reputation; (iv) conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Company’s reasonable belief that the executive engaged in a violation of any statute, rule or regulation governing the Company that is harmful to the Company’s business or reputation; the Company’s reasonable belief that the executive engaged in unethical practices, dishonesty or disloyalty; or (v) current use of illegal substances; (vi) material violation of the executive’s confidentiality agreement.

If we terminate the employment of Messrs. Matysik, Lemvigh or Odell or had terminated the employment of Mr. Hinson for cause in connection with the change in control, the successor employer terminates such executive officer’s employment with cause within 24 months of the consummation of the change in control, or such executive officer terminates his employment without good reason in connection with the change in control or within 24 months of the change in control, he will be entitled to receive only base salary due to him and vacation time that has accrued through the date of his termination. In all termination of employment events in connection with a change in control as described above, Mr. Lemvigh is entitled to six months’ notice during which he is entitled to receive base salary and benefits in effect as of the date of such notice.

All severance payments and benefits under the employment agreements are contingent on the executive’s signing a full release and complying with the terms of a confidentiality agreement entered into with the Company.

Estimated Potential Payments Upon Termination of Employment or Change in Control Table

The table below reflects the estimated potential cash amount payable to Mr. Lemvigh if his employment was voluntarily terminated by him or us or if his employment was terminated by us without cause on December 31, 2008 and the estimated potential amounts payable upon Change in Control Triggering Event for each of the Named Executive Officers.

Amounts reported for the Change in Control Triggering Event assume a change in control and termination of employment on December 31, 2008. The amounts in the Cash Severance column under Change in Control Triggering Event include the total cash payment to be made to each Named Executive Officer for the severance period for that officer and the amount of the target bonus and/or non-equity incentive plan compensation the Named Executive Officer was awarded in fiscal 2008. The amounts in the Value of Accelerated Restricted Stock Units column under Change in Control Triggering Event assume that the price of our common stock on which certain of the calculations are made was $7.50 per share, the closing price of our common stock on December 31, 2008. These amounts reflect the market value of unvested restricted stock units that would vest.

As of December 31, 2008, no portion of the total severance payable to each of our Named Executive Officers constituted a “parachute payment” for which the executive was entitled to a “gross up” payment pursuant to his employment agreement.

				Change in Control Triggering Event
					Value of
		Termination w/o			Accelerated
	Voluntary	Cause - Cash		Health Care	Restricted Stock
	Termination	Severance	Cash Severance	Continuation	Units	Total Value
Name and Title	($)	($)	($)	($)	($)	($)

John R. Hinson	—	—	$630,000	$18,514	203,175	$851,689
Former CEO
Michael K. Matysik	—	—	300,000	16,426	74,994	391,420
Senior VP, CFO and Secretary
Kurt B. Lemvigh	$27,910	$55,820	211,532	9,519	59,995	281,046
VP, International
Feroze D. Motafram	—	—	147,000	7,435	74,994	229,429
VP, Operations
Robert W. Odell	—	—	147,000	7,436	—	154,436
VP, Engineering

Mr. Hinson voluntarily resigned as Chief Executive Officer effective March 30, 2009. Accordingly, he was not entitled to any of the amounts described in the table above. To retain access to Mr. Hinson’s skills and relationships resulting from his ten years of experience with the Company and to restrict him from competing with the Company, Mr. Hinson and the Company entered into a consulting and non-competition agreement for a one-year period ending on March 30, 2010 pursuant to which Mr. Hinson will be paid $250 per hour for consulting services and in addition will receive a total aggregate payment of $190,000 over a 12-month period. Also pursuant to the agreement, the vesting of Mr. Hinson’s 22,500 restricted stock units was fully accelerated as of March 30, 2009, his unvested stock options were cancelled as of that date, and his vested and unexercised stock options will be cancelled as of June 30, 2009.

Other Change in Control Arrangements

Pursuant to both the 1998 Plan and the 2002 Plan, in the event of certain corporate transactions, such as the sale of all or substantially all of our securities or assets or a merger, the 1998 Plan and the 2002 Plan each provide that each outstanding award will be assumed or substituted with a comparable award by the surviving corporation or acquiring corporation. If the surviving corporation or acquiring corporation does not assume or substitute awards, outstanding awards will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on stock awards also will lapse. In the event of our dissolution or liquidation, such awards terminate if not exercised prior to such event.

Pursuant to our 2002 Employee Stock Purchase Plan, in the event of certain corporate transactions, such as a merger, consolidation or sale of all or substantially all of our assets, each outstanding right to purchase shares under the ESPP will be assumed or an equivalent right substituted by the acquiring or surviving corporation. If such corporation does not assume or substitute for the right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of our proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

Pursuant to the 1997 Plan, in the event of certain corporate transactions, such as the sale of substantially all of our securities or assets or a merger, the shares subject to each option outstanding under the 1997 Plan at the time of such corporate transaction will automatically become 100% vested and exercisable immediately prior to the effective date of the corporate transaction. In addition, all outstanding repurchase rights under the stock issuance program under the 1997 Plan will also terminate automatically, and the shares subject to those terminated rights will immediately vest in full, in the event of any corporate transaction. The plan administrator under the 1997 Plan also has the discretion, exercisable at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of our repurchase rights with respect to the shares).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and our annual report on Form 10-K for the year ended December 31, 2008.

THE COMPENSATION COMMITTEE

Timothy C. Mickelson
W. Robert Berg
Jue-Hsien Chern
Christopher Davis

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our board of directors has delegated to our audit committee the responsibility for reviewing related person transactions. In accordance with its written charter, the audit committee reviews the material facts of all related-person transactions, including transactions between the Company and our officers or directors (or affiliates of officers or directors), that require the committee’s approval under the applicable rules of the Securities and Exchange Commission and NASDAQ. The audit committee either approves or disapproves the entering into of each related person transaction. If advance review or approval is not feasible prior to the entry into of a particular related person transaction, the audit committee will review that transaction after it has been entered into and determine whether to ratify such transaction. The audit committee has the authority to establish categories of related person transactions which do not require the approval of the committee as well as procedures for consummating certain categories of transactions without the approval of the audit committee. To the Company’s knowledge, since January 1, 2008 no director, executive officer, greater than 5% stockholder or any of their immediate family members has had a material interest in any of the Company’s ongoing business transactions or relationships.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 15, 2009, by:

•	each person known to the board of directors to own beneficially 5% or more of our common stock;

•	each of our directors and nominees;

•	each of the executive officers named in the summary compensation table; and

•	all of our directors and executive officers as of March 15, 2009 as a group.

Percent of Shares Beneficially Owned

	Number of Shares	Percent of
Number of Beneficial Owner	Beneficially Owned (1)	Outstanding Shares

More than 5% Stockholders
Entities affiliated with Perseus L.L.C.(2)	3,151,773	13.6%
2099 Pennsylvania Avenue, Suite 900 Washington, DC 20006-7813
Goldman Sachs Asset Management, L.P.(3)	2,206,184	9.5%
32 Old Slip New York, NY 10005
Dimensional Fund Advisors, LP(4)	1,943,521	8.4%
1299 Ocean Avenue, 1st Floor Santa Monica, CA 90401
Barclays Global Investors, NA(5)	1,499,713	6.5%
400 Howard Street San Francisco, CA 94105
Wells Fargo & Company(6)	1,349,143	5.8%
420 Montgomery Street San Francisco, CA 94104
Directors and Nominees
Ruediger Naumann-Etienne(7)	389,109	1.7%
W. Robert Berg(8)	37,572	*
Jue-Hsein Chern(9)	33,713	*
Raymond W. Cohen(10)	268,281	1.2%
Christopher J. Davis	0	0%
David L. Marver	525	*
Timothy C. Mickelson(11)	8,121	*
Named Executive Officers
John R. Hinson(12)	551,070	2.4%
Michael K. Matysik(13)	258,519	1.1%
Kurt B. Lemvigh(14)	60,865	*
Feroze D. Motafram(15)	95,459	*
Robert W. Odell(16)	14,589	*
All directors and executive officers (13 persons)(17)	1,717,823	7.4%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after March 15, 2009 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 15, 2009, we had 23,120,575 shares of common stock outstanding. Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the number of shares listed opposite the shareholder’s name. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

(2)	Consists of 96,888 shares issuable upon exercise of outstanding warrants and 3,054,885 shares owned by Perseus Acquisition/Recapitalization Fund, LLC, Perseus Market Opportunity Fund, LP and Cardiac Science Co-Investment, LP. Frank H. Pearl, an executive officer of Perseus, LLC, may be deemed a beneficial owner of the shares.

Christopher J. Davis, is a member of our board of directors and a Managing Director of Perseus, LLC. Perseus Acquisition/Recapitalization Management, LLC is a Managing Member of Perseus Acquisition/Recapitalization Fund, LLC. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management, L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/ Recapitalization Management, LLC and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/ Recapitalization Fund, LLC. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/ Recapitalization Fund, LLC.

Perseus Market Opportunity Partners, L.P. is a General Partner of Perseus Market Opportunity Fund, L.P. Perseus Market Opportunity Partners GP, L.L.C. is a General Partner of Perseus Market Opportunity Partners, L.P. Perseus, LLC is a Managing Member of Perseus Market Opportunity Partners, G.P., L.L.C. Perseuspur, LLC is a Managing Member of Perseus, LLC. By reason of such relationships, each of (i) Perseus Market Opportunity Partners, L.P., (ii) Perseus Market Opportunity Partners GP, L.L.C., (iii) Perseus, LLC and (iv) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P. Mr. Frank H. Pearl, a Managing Director of Perseus, LLC, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P.

Perseus Acquisition/Recapitalization Management, L.L.C. is a General Partner of Cardiac Science Co-Investment, L.P. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/Recapitalization Management, L.L.C. and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P.

(3)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2009. According to such filing, Goldman Sachs Asset Management, L.P. has sole voting power with respect to 2,206,184 shares and sole dispositive power with respect to all shares.

(4)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009. According to such filing, Dimensional Fund Advisors, L.P. has sole voting power with respect to 1,895,544 shares and sole dispositive power with respect to 1,943,521 shares.

(5)	Beneficial ownership of shares as reported on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. According to such filing, Barclays Global Investors has reported that as of December 31, 2008, it and related entities have sole voting power with respect to 1,470,425 shares and sole dispositive power with respect to 1,499,713 shares.

(6)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2009. As reported in the Schedule 13G/A, Wells Fargo & Company has sole voting power with respect to 1,345,755 shares, sole dispositive power with respect to 1,282,128 shares, and shared dispositive power with respect to 15 shares.

(7)	Includes 408,134 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(8)	Includes 36,997 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(9)	Consists of 33,138 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(10)	Includes 267,702 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(11)	Consists of 7,494 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(12)	Also served as a director until resignation on March 30, 2009. Includes 362,420 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009. An additional 22,500 shares will be issued on March 30, 2009 upon accelerated vesting of restricted stock units per the post-employment terms of Mr. Hinson’s consulting and non-competition agreement.

(13)	Consists of 225,664 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(14)	Includes 58,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(15)	Consists of 90,887 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(16)	Consists of 13,950 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009.

(17)	Includes 1,427,473 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after March 15, 2009, and 35,189 shares issuable upon vesting of restricted stock units within 60 days after March 15, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 about our common stock that may be issued upon the exercise of outstanding stock options and other rights granted to employees, consultants or directors under our currently existing equity compensation plans.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		under Equity
	Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights(1)	the First Column)

Equity compensation plans approved by security holders	2,063,065	$8.00	824,610	(2)(3)(4)
Equity compensation plans not approved by security holders	833,812	24.11	—

Total	2,896,877	$12.64	824,610

(1)	Weighted average exercise price is calculated for outstanding stock options and does not include any value with respect to outstanding restricted stock units.

(2)	Includes 708,035 shares remaining available for purchase under the 2002 ESPP. The 2002 ESPP includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 175,240 shares, (2) an amount equal to 2 percent of the outstanding shares of the common stock as of the end of the immediately preceding year on a fully diluted basis, and (3) a lesser amount determined by our board of directors. Excludes 175,240 additional shares of common stock that became available for purchase under the 2002 ESPP on January 1, 2009 pursuant to the evergreen formula.

(3)	Includes 1,375,320 shares remaining available for issuance under the 2002 Plan. The 2002 Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 526,621 shares, (2) an amount equal to 3 percent of the number of shares of common stock outstanding on a fully diluted basis as of the end of our immediately preceding year, and (3) a lesser amount determined by our board of directors. Excludes 526,621 additional shares of common stock that became available for issuance under the 2002 Plan on January 1, 2009 pursuant to the evergreen formula. Also excludes shares that will become issuable under the 2002 Plan if and when they cease to be subject to outstanding awards (other than by reason of exercise or settlement of the awards) under our

1998 Plan (which was suspended on the effective date of our initial public offering). Shares available for issuance under the 2002 Plan may be issued pursuant to stock options, stock awards or stock units.

(4)	Our equity grant program for non-employee directors is administered under the 2002 Plan and provides for the following automatic grants of restricted stock units to each of our non-employee directors: (1) an initial grant of 4,000 restricted stock units as of the date of the director’s initial election or appointment to the board and (2) an annual grant of 4,000 restricted stock units immediately following each year’s annual stockholders meeting, except that any non-employee director who received an initial grant within three months before an annual meeting of shareholders will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant. Twenty-Five Percent (25%) of each grant shall vest and become payable one year after the grant date of such grant and an additional 25% of such grant shall vest and become payable on each anniversary of the grant date thereafter over the next three years. However, if a non-employee director resigns from the board without the consent of a majority of the board then in office, any portion of the restricted stock unit award that has not vested (the “Unvested Units”) will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to such director. In the event that a non-employee director ceases to be a director of the Company for any reason other than death or resignation from the board without the consent of a majority of the board then in office, the Unvested Units shall continue to vest. In the event of a death of a non-employee director, the Unvested Units shall immediately vest. In the event of any Company Transaction (as defined in the 2002 Plan), the vesting of the restricted stock unit awards shall accelerate, and the forfeiture restrictions shall lapse, if and to the extent that the vesting of outstanding Options (as defined in the 2002 Plan) accelerates in connection with the Company Transaction, as provided for under the 2002 Plan. If unvested Options are to be assumed or substituted by a Successor Company (as defined in the 2002 Plan) without acceleration upon the occurrence of a Company Transaction, the vesting and forfeiture provisions to which such restricted stock unit awards are subject shall continue with respect to the assumed or substituted restricted stock unit awards.

Description of Equity Compensation Not Approved By Stockholders

Equity Compensation Awards Granted Outside of the 2002 Plan

During 2004 the board of directors of Quinton granted one nonqualified stock option outside of the 2002 Plan but governed by the terms and conditions of the 2002 Plan as an inducement award for a newly hired employee.

During 2003 the board of directors of Quinton granted two nonqualified stock options outside of the 2002 Plan but governed by the terms and conditions of the 2002 Plan as inducement awards for newly hired employees. Feroze Motafram, our Vice President, Operations, was granted a nonqualified stock option on July 23, 2003 to purchase 46,310 shares of our common stock at an exercise price of $10.78 per share.

Administration.  These options may be administered by our board of directors or any committee appointed by the board to administer the 2002 Plan (the “plan administrator”). The plan administrator’s decisions, determinations and interpretations are binding on the holders of these options.

Vesting and Exercise.  The exercise price for shares purchased under these options must be paid in a form acceptable to the plan administrator, which forms may include cash, a check, shares of already owned common stock, a broker-assisted cashless exercise or such other consideration as the plan administrator may permit. Each of these options will vest and become exercisable by the holder based on a vesting schedule as follows: 25% after the first year and 1/36th of the remaining shares subject to the option each month thereafter. Unless the plan administrator determines otherwise, options vested as of the date of termination of each optionee’s employment or service relationship with the Company by reason of death or disability generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, these options will be exercisable for a period of time determined by the plan administrator, generally three months after the date of termination, and in no event may these options be exercisable after the expiration of their respective terms. A transfer of employment or service relationship between us, our subsidiaries and any parent of the Company will not be deemed a termination for purposes of these options.

Transferability.  Unless otherwise determined by the plan administrator, these options may not be transferred or assigned except by will or the laws of descent and distribution, and may not be exercised by anyone other than the holder during the holder’s lifetime.

Adjustment of Shares.  In the event of stock splits, stock dividends, reclassification or similar changes in our capital structure, the board of directors, in its sole discretion, will make equitable adjustments in (a) the number of shares covered by each of these options and (b) the purchase price of the common stock underlying each option.

Company Transaction.  In the event of merger or consolidation of the Company with or into any other company or a sale, lease, exchange or other transfer of all or substantially all our then outstanding securities or all or substantially all our assets, these options will be assumed or substituted for successor company. If the successor company refuses to assume or substitute for these options, these options will become immediately vested and exercisable immediately prior to the effective date of the transaction and will then be terminated.

Termination and Amendment.  The board of directors may at any time amend these options. No amendment of these options may impair the rights of the holder of the amended option without that holder’s written consent. These options will expire on the tenth anniversary of the grant date, unless earlier terminated by their terms.

1997 Stock Option/Stock Issuance Plan and Equity Compensation Awards Granted Outside of the 1997 Plan

In connection with the 2005 merger of CSI and Quinton, we assumed the 1997 Plan and certain outstanding options that were granted by CSI outside of the 1997 Plan, but subject to the terms and conditions of the 1997 Plan.

Number of Shares.  A total of 833,812 shares are subject to outstanding options under the 1997 Plan.

Administration.  The 1997 Plan provides that the board of directors (or committee), shall administer the 1997 Plan. Subject to the terms of the 1997 Plan, the board of directors (or committee) has authority to determine and designate those employees, including officers, and directors, consultants and advisors, who are to be granted options or shares and the number of shares underlying such options. Subject to the express provisions of the 1997 Plan, the board of directors (or committee) also has the authority to interpret the 1997 Plan and to prescribe, amend and rescind the rules and regulations relating thereto.

Types of Awards.  The 1997 Plan authorizes the granting of incentive stock options to employees of us or any of our subsidiaries, including officers, and non-statutory stock options to employees, including officers, and directors, as well as to certain consultants and advisors. The 1997 Plan also authorizes direct issuance of stock to eligible participants in the 1997 Plan at a price per share of not less than 85% of the fair market value on the date of issuance, payable in cash, by check, or, if permitted under the terms of the grant, by promissory note. The consideration for such shares may also be past services rendered to us. Such stock issuances may vest immediately or in one or more installments as determined by the board of directors. The holder of such stock, however, shall have full stockholder rights with respect to said stock, whether or not vested.

Adjustment of Shares.  The maximum amount of shares issuable upon the exercise of options or direct issuance and the number of shares and exercise price per share in effect under each outstanding option are subject to adjustment upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, combinations, mergers, consolidations, reorganizations, reclassifications, exchanges or other capital adjustments.

Exercise Prices.  The option price for the common stock underlying the options is determined by the board of directors or a committee designated by the Board and consisting of two or more members, but in no event shall it be, with respect to incentive stock options, less than 100% of the fair market value of the common stock on the date it is granted (110% in the case of optionees who own more than 10% of the voting power of all classes of stock). The exercise price for non-statutory options may be less than 100% of the fair market value of the common stock on the date the option is granted. The Code limits to $100,000 the fair market value (determined at the time the option is granted) of the common stock with respect to which incentive options are first exercisable by any individual employee during any calendar year.

Term of Options.  No option granted under the 1997 Plan may be exercised after the expiration of the option, which may not, in any case, exceed ten years from the date of grant (five years in the case of incentive options granted to persons who own more than 10% of the voting power of all classes of stock). Options granted under the 1997 Plan are exercisable on such basis as determined by the board of directors.

Company Transaction.  In the event of a liquidation or dissolution of us or a merger or consolidation of us resulting in a transfer of more than 50% of the voting power of our securities, any unexercised options granted under the 1997 Plan shall, immediately prior to such transaction, become fully exercisable. If not exercised prior to such transaction, all options shall be deemed cancelled unless the surviving corporation in any such merger or consolidation elects to assume the options under the 1997 Plan. All shares of stock issued pursuant to the 1997 Plan shall also be immediately vested in the event of such a transaction.

Option Exercise.  The exercise of an option is contingent upon receipt by us of a written notice of exercise from the holder thereof, and payment to us, either in cash, a check to our order, or, in certain circumstances, shares of common stock, of the purchase price for the shares of common stock. Options granted under the 1997 Plan may not be transferred by the participant other than by will or the laws of descent and distribution and may be exercised during the holder’s lifetime only by such holder.

Termination of Service.  If an employee or director by reason of a termination of such relationship other than disability or misconduct ceases to be an employee or director prior to his exercise of the option, the option granted to such employee or other person shall automatically terminate, lapse and expire 90 days from the date of termination. If an employee or director ceases to be an employee or a director of us by reason of disability, such holder may exercise any option he holds at any time within twelve months from the date of termination for such cause, but only to the extent the holder had the right to exercise such option at the date of such termination. If an employee or director dies while holding an outstanding option, his option rights may be exercised by the person or persons to whom such rights under the option are transferred by will or the laws of descent and distribution within twelve months from the date of death.

Termination.  The 1997 Plan terminated in December 2007.

ADDITIONAL INFORMATION AND STOCKHOLDER PROPOSALS

Selection of Independent Registered Public Accounting Firm

The audit committee of our board of directors appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2009. We expect that representatives from KPMG LLP will be present at the 2009 annual meeting, will be given an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2010 Annual Meeting of Stockholders must be received by us not later than December 10, 2009 in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting. In addition, if we receive notice of a stockholder proposal earlier than February 20, 2010 or later than March 22, 2010, the persons named as proxies in the proxy statement for our 2010 Annual Meeting of Stockholders will have discretionary authority to vote on such proposal at the meeting.

Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

A copy of our 2008 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2008 (which is not a part of our proxy soliciting materials), will be mailed with a copy of this proxy statement to those stockholders who request a written copy of the proxy materials. For other stockholders receiving the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2008 Annual Report to Stockholders are available at our web site at http://www.cardiacscience.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. The 2008 Form 10-K and the exhibits filed with it are available at our web site at http://www.cardiacscience.com. Upon written request by any stockholder to: Investor Relations, Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021, we will furnish a copy of the 2008 Form 10-K and a copy of any or all exhibits to the 2008 Form 10-K.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

CARDIAC SCIENCE CORPORATION
ATTN: SOPHIE KATHER-PROXY
3303 MONTE VILLA PARKWAY
BOTHELL, WA 98021
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cardiac Science Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardiac Science Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11956	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDIAC SCIENCE CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED. Vote on Directors		☐	☐	☐

1.	Election of Directors

Nominees: 01) Christopher Davis 02) Timothy C Mickelson Ph.D.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to Be Held on May 21, 2009:
The Notice and Proxy Statement and Annual Report / Form 10-K are available at www.proxyvote.com.

M11957

CARDIAC SCIENCE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009
The stockholder(s) hereby appoint(s) Michael K. Matysik, as a proxy; he will have the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cardiac Science Corporation that the stockholder(s) is/are entitled to vote, and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on May 21, 2009, at the offices of Cardiac Science Corporation, located at 3303 Monte Villa Parkway, Bothell, Washington 98021, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.